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                   SUBSIDIARIES OF OUTSOURCING SERVICES GROUP, INC.

Name                                   Jurisdiction of Organization
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Aerosol Services Company, Inc.         California
Kolmar Laboratories, Inc.              Delaware
Piedmont Laboratories, Inc.            Georgia